Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated January 30, 2026 in the Registration Statement on Form F-1, relating to the audit of the consolidated balance sheets of Ping An Biomedical Co., Ltd. (the “Company”, previously named “Majestic Ideal Holdings Ltd”) as of September 30, 2025 and 2024, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2025, and the related notes (collectively referred to as the “financial statements”).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
February 13, 2026	Certified Public Accountants
PCAOB ID: 1171